Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 or our reports relating to the consolidated financial statements of Valmont Industries, Inc. and management’s report on the effectiveness of internal control over financial reporting dated March 9, 2006, appearing in the Annual Report on Form 10-K of Valmont Industries, Inc. for the year ended December 31, 2005 and our report dated June 27, 2006 appearing in the Annual Report on Form 11-K of the Valmont Employee Retirement Savings Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

July 25, 2006